Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

News Release

FOR IMMEDIATE RELEASE	May 1, 2007

ARCHER DANIELS MIDLAND REPORTS THIRD QUARTER RESULTS

Decatur, IL — May 1, 2007 — Archer Daniels Midland (NYSE: ADM)

►
Net earnings for the quarter ended March 31, 2007 increased 4 % to $ 363 million - $ .56 per share from $ 348 million - $ .53 per share last year. Net earnings for the quarter ended March 31, 2007 includes a gain of $ 33 million realized on the sale of the Company’s Arkady food ingredient business.

“We performed well in a challenging quarter,” said ADM Chairman and CEO Patricia A. Woertz. “We are particularly pleased with continued strong performance in our corn processing segment. Our results also benefited from actions to strategically align our portfolio and our outlook on future opportunities remains quite strong.”

►	Third quarter segment operating profit increased 8 % to $ 593 million from $ 549 million last year.
•	Oilseeds Processing operating profit decreased due to lower softseed and biodiesel processing margins.
•	Corn Processing operating profit increased due to lower operating costs and increased ethanol and sweetener selling prices partially offset by increased net corn costs.
•	Agricultural Services operating profit decreased due to lower global merchandising and handling results.
•	Other segment operating profit increased due to a gain realized upon the sale of the Arkady food ingredient business.

► Financial Highlights
(Amounts in thousands, except per share data and percentages)
	THREE MONTHS ENDED			NINE MONTHS ENDED
	3/31/07	3/31/06	% CHANGE	3/31/07	3/31/06	% CHANGE
Net sales and other operating income	$11,381,150	$9,122,841	25%	$31,804,111	$27,048,775	18%
Segment operating profit	$593,135	$549,492	8%	$2,008,106	$1,423,905	41%
Net earnings	$362,891	$347,796	4%	$1,206,904	$901,811	34%
Earnings per share	$.56	$.53	6%	$1.83	$1.38	33%
Average number of shares outstanding	653,177	657,130	(1)%	658,232	655,469	-

Archer Daniels Midland Company

Discussion of Operations

Net earnings for the quarter ended March 31, 2007 were $ 363 million, or $ .56 per share, compared to $ 348 million, or $ .53 per share, last year. Net earnings for the nine months ended March 31, 2007 were $ 1.2 billion, or $ 1.83 per share, compared to $ 902 million, or $ 1.38 per share, last year.

Segment operating profit increased $ 44 million to $ 593 million for the quarter and increased $ 584 million to $ 2 billion for the nine months.

Oilseeds Processing operating profits decreased $ 8 million to $ 169 million for the quarter and increased $ 126 million to $ 530 million for the nine months. Improved gross margins in all geographic regions for the nine months contributed to the increase although the current quarter declined on reduced softseed and biodiesel processing margins. Results for the quarter and nine months ended March 31, 2006 included a $4 million charge for abandonment and write down of long lived assets.

Corn Processing operating profits increased $ 33 million to $ 252 million for the quarter and increased $ 286 million to $ 878 million for the nine months. Lower operating costs and increased starch, sweetener and ethanol selling prices contributed to the earnings improvement and were partially offset by increasing net corn costs. Fiscal 2006 third quarter results included a gain of $ 8 million upon the sale of a citric acid plant. Fiscal 2006 nine months included a charge of $ 14 million (net of the $ 8 million gain) related to the closure of this citric acid plant.

Agricultural Services operating profits decreased $ 38 million to $ 41 million for the quarter due to a $ 39 million decrease in global merchandising and handling results. For the nine months, operating profits increased $ 82 million to $ 275 million due principally to improved earnings of global merchandising and handling operations and improved operating results of transportation operations.

Other segment operating profit increased $ 57 million to $ 132 million for the quarter and increased $ 89 million to $ 325 million for the nine months principally due to a gain of $ 53 million realized upon the sale of the Company’s Arkady food ingredient business. Fiscal 2006 third quarter and nine month results included $ 15 million of cost related to the sale and discontinuance of the Irish feed business. Results for the nine months ended March 31, 2006 also included a $ 32 million asset impairment charge.

Significant components of Corporate results are as follows:

	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006
	(in millions)

LIFO income (charge)	$(23)	$1	$(146)	$13
Investment income (expense)	22	(6)	52	(23)
Gain on security transactions	9	-	11	29
Brazilian transactional tax credit	-	-	-	19
Corporate costs	(51)	(51)	(169)	(178)
Other	6	(1)	4	(11)
Total Corporate	$(37)	$(57)	$(248)	$(151)

Results for the nine months ended March 31, 2006 included a $ 36 million tax credit related to the adjustment of state and federal income taxes.

Archer Daniels Midland Company

Conference Call Information
Archer Daniels Midland will host a conference call and audio Web cast to discuss third quarter results and provide a Company update at 8:00 a.m. Central Daylight Time (CDT) on Tuesday, May 1, 2007. To listen by phone, dial 866-543-6403 or 617-213-8896; the access code is 45110940. Digital replay of the call will be available beginning on May 1, 2007 from 10:00 a.m. CDT and ending on May 8, 2007. To access this replay, dial 888-286-8010 or 617-801-6888 and enter access code: 35594026. In addition, a financial summary slide presentation will be available to download approximately 60 minutes prior to the start of the call. To listen to the call and to download the financial summary presentation via the Internet, go to: http://www.admworld.com/webcast/. A replay of the Web cast will be available on the ADM World Website.

Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2006 of $37 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com/.

###

Contacts:
Victoria Podesta	Dwight Grimestad
Vice President - Corporate Communications	Vice President - Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

May 1, 2007
ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006
	(in thousands, except per share amounts)

Net sales and other operating income	$11,381,150	$9,122,841	$31,804,111	$27,048,775
Cost of products sold	10,635,240	8,352,109	29,284,703	24,911,864
Gross profit	745,910	770,732	2,519,408	2,136,911
Selling, general and administrative expenses	294,037	297,295	902,083	896,142
Other (income) expense - net	(104,331)	(19,526)	(142,859)	(32,630)
Earnings before income taxes	556,204	492,963	1,760,184	1,273,399
Income taxes	193,313	145,167	553,280	371,588
Net earnings	$362,891	$347,796	$1,206,904	$901,811
Diluted earnings per common share	$.56	$.53	$1.83	$1.38
Average number of shares outstanding	653,177	657,130	658,232	655,469

Other (income) expense - net consists of:
Interest expense	$115,467	$90,446	$323,589	$263,344
Investment income	(66,352)	(48,295)	(191,683)	(146,143)
Net (gain) loss on marketable securities transactions	(13,484)	282	(24,244)	(27,952)
Equity in earnings of unconsolidated affiliates	(84,975)	(54,930)	(207,576)	(113,604)
Other - net	(54,987)	(7,029)	(42,945)	(8,275)
	$(104,331)	$(19,526)	$(142,859)	$(32,630)

Operating profit by segment is as follows:
Oilseeds Processing (1)	$168,516	$176,550	$530,166	$403,742
Corn Processing
Sweeteners and Starches	126,636	113,223	385,738	319,747
Bioproducts (2)	125,176	105,469	492,032	271,735
Total Corn Processing (2)	251,812	218,692	877,770	591,482
Agricultural Services	40,540	78,601	274,675	192,216
Other
Food, Feed & Industrial (1) (3)	97,328	34,764	188,706	138,895
Financial	34,939	40,885	136,789	97,570
Total Other (1) (3)	132,267	75,649	325,495	236,465
Total segment operating profit	593,135	549,492	2,008,106	1,423,905
Corporate (4)	(36,931)	(56,529)	(247,922)	(150,506)
Earnings before income taxes	$556,204	$492,963	$1,760,184	$1,273,399

(1)
Fiscal 2006 third quarter results include a charge for the abandonment and write down of long-lived assets of $ 4 million in Oilseeds Processing. Fiscal 2006 nine month results include a charge for the abandonment and write down of long-lived assets of $ 4 million in Oilseeds Processing and $ 32 million in Food, Feed and Industrial.

(2)	Fiscal 2006 included a gain of $ 8 million in the quarter and a $ 14 million net charge for the nine months related to a closure and sale of a citric acid plant.
(3)
Fiscal 2007 third quarter and nine months results includes a gain of $ 53 million realized upon the sale of the Company’s Arkady food ingredient business. Fiscal 2006 third quarter and nine months included $ 15 million of cost related to the sale and discontinuance of the Irish feed business.

(4)
Includes LIFO charge of $ 23 million for the quarter and $ 146 million for the nine months ended March 31, 2007. Includes LIFO income of $ 1 million for the quarter and $ 13 million for the nine months ended March 31, 2006.

May 1, 2007

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)

	March 31, 2007	June 30, 2006
	(in thousands)

NET INVESTMENT IN
Working capital	$8,156,443	$6,290,697
Property, plant and equipment	5,822,959	5,293,032
Investments in and advances to affiliates	2,050,740	1,985,662
Long-term marketable securities	1,175,227	1,110,177
Other non-current assets	1,059,132	1,053,882
	$18,264,501	$15,733,450

FINANCED BY
Short-term debt	$1,142,765	$549,419
Long-term debt, including current maturities	5,229,147	4,130,091
Deferred liabilities	1,213,240	1,247,060
Shareholders' equity	10,679,349	9,806,880
	$18,264,501	$15,733,450

SUMMARY OF CASH FLOWS
(unaudited)
	Nine Months Ended
	March 31,
	2007	2006
	(in thousands)
Operating activities
Net earnings	$1,206,904	$901,811
Depreciation	519,776	490,780
Asset abandonments	1,393	27,013
Other - net	4,014	(268,700)
Changes in operating assets and liabilities	(1,766,382)	(251,224)
Total Operating Activities	(34,295)	899,680
Investing Activities
Purchases of property, plant and equipment	(843,592)	(533,494)
Net assets of businesses acquired	(92,372)	(168,520)
Other investing activities	(14,475)	(182,293)
Total Investing Activities	(950,439)	(884,307)
Financing Activities
Long-term borrowings	1,165,633	603,874
Long-term debt payments	(131,360)	(262,042)
Net borrowings under lines of credit	570,315	196,982
Purchases of treasury stock	(532,851)	(74)
Purchase of convertible note hedge	(299,460)	-
Sale of stock warrants	170,085	-
Cash dividends	(206,543)	(176,433)
Other - net	32,588	18,128
Total Financing Activities	768,407	380,435
Increase (decrease) in cash and cash equivalents	(216,327)	395,808
Cash and cash equivalents beginning of period	1,112,853	522,420
Cash and cash equivalents end of period	$896,526	$918,228